[GRAPHIC BTI LOGO]                                             43 Bibber Parkway
REINFORCED THROUGH                                        Brunswick, Maine 04011
INNOVATION

                                                 June 1, 2000

Dear Fellow Shareholder:

                             CHECK OUT SAINT-GOBAIN
                           YOU WON'T LIKE WHAT YOU SEE

-------------------------------------------------------------------------------- ------------
INADEQUATE OFFER

Your Board of Directors, with the assistance of independent legal and financial advisors, is convinced that Saint-Gobain's $8.00 offer is inadequate and does not reflect the true value of BTI.
                                                                                      [X]
Your Board also believes that the Saint-Gobain offer was carefully timed to take advantage of the low price of our stock and to deprive shareholders of the opportunity to realize full and appropriate value for their shares.

-------------------------------------------------------------------------------- ------------
INHERENT CONFLICT OF INTEREST

Saint-Gobain is asking shareholders to replace BTI's newly elected board with nominees who are ALL EMPLOYEES OF COMPAGNIE DE SAINT-GOBAIN OR ITS SUBSIDIARIES.
                                                                                      [X]
We believe that this creates an inherent conflict of interest for Saint-Gobain's nominees.

How can they impartially represent the interests of you and other BTI shareholders when they work for the company that is trying to buy BTI?

-------------------------------------------------------------------------------- ------------
LACK OF SHAREHOLDER SUPPORT

Saint-Gobain has given the impression that BTI's shareholders support their efforts - nothing could be further from the truth.

At the Annual Meeting on May 16, only SEVEN-TENTHS OF ONE PERCENT of the outstanding shares voted on Vetrotex's proxy card (excluding shares voted by
Vetrotex, Saint-Gobain's subsidiary).
                                                                                      [X]
Shareholders also have not supported Saint-Gobain's tender offer. On May 16,
Saint-Gobain disclosed that LESS THAN TWO-TENTHS OF ONE PERCENT of BTI's outstanding shares had accepted Saint-Gobain's tender offer!

We are encouraged that our shareholders have seen through Saint-Gobain's tactics and not supported Saint-Gobain's tender offer or proxy solicitation.

WE URGE SHAREHOLDERS TO CONTINUE TO STAND STRONG AND REJECT SAINT-GOBAIN.
-------------------------------------------------------------------------------- ------------

--------------------------------------------------------------------------------
                     AS A SHAREHOLDER, WHAT SHOULD YOU DO?
--------------------------------------------------------------------------------

1)  REJECT SAINT-GOBAIN - THROW AWAY THE GREEN PROXY CARD

    o WE URGE YOU TO REJECT SAINT-GOBAIN BY THROWING AWAY ANY GREEN PROXY CARD SENT TO YOU.

    o Do not support Saint-Gobain at the special meeting.

    o Do not tender your shares into Saint-Gobain's inadequate offer.

2)  SUPPORT BTI - VOTE THE WHITE PROXY CARD NOW

    o WE URGE YOU TO SUPPORT BTI BY VOTING THE WHITE PROXY CARD.

    o Sign and date the enclosed WHITE proxy card.

    o Vote AGAINST proposal 1 and 2 and WITHHOLD on proposal 3.

    o Mail your proxy in the envelope provided.

--------------------------------------------------------------------------------

We appreciate your continued support.


                                    Sincerely,


                                    /s/ Martin S. Grimnes
                                    ------------------------------------
                                    Martin S. Grimnes
                                    Chairman and Chief Executive Officer













             IF YOU HAVE ANY QUESTIONS ON HOW TO VOTE YOUR SHARES,
                        PLEASE CALL OUR PROXY SOLICITOR:

                         MORROW & CO. AT (800) 662-5200